Exhibit 99.2

Rennova Health, Inc. (RNVA) Interview

CEO Seamus Lagan on Uptick Newswire – August 2023

Speakers: Kevin Davis and Seamus Lagan

Davis: On today’s show, we’re bringing back a returning company. The name of the company is Rennova Health, Inc. They trade on the OTC Exchange under the ticker symbol ‘RNVA’. With us today is the company’s CEO, Mr. Seamus Lagan. Seamus, welcome back to the podcast.

Lagan: Thanks, Kevin. I appreciate the opportunity to be here.

Davis: Seamus, congratulations on opening your behavioral health division and also congratulations on filing your second quarter financials on time. Let’s start with the financial statements. You have been consistent with your message that you could deliver a recovery and these results clearly demonstrate the best quarter you have had in a long time. Revenue for the year to date is in excess of $11 million and you have already generated just over $2 million in profits. That is a fabulous recovery. Now, here is the blunt question. Is it sustainable and what do you think the full year of 2023 will now look like?

Lagan: Thank you, Kevin. We firmly believe that current revenues are sustainable and we’re hopeful that we can continue to grow the current business with some additional services. The credit really must go to the management and the team of employees on the ground that manage the daily operations. They have continued to provide an excellent service to patients and remain focused on improving efficiencies across the board for us. With the recent addition of swing beds and an expectation for patient volume to remain at the current levels, I expect 2023 revenues to surpass $20 million and for operations to remain profitable.

Davis: Seamus, earlier in the week you announced that your subsidiary, Myrtle Recovery Centers, has now opened its first 30 patient facility for alcohol and substance abuse services at your hospital campus. We have previously spoken about Myrtle but can you remind us about why this works with your existing business, and can you also tell us about what revenues you expect from this business?

Lagan: It is great to have this facility open Kevin. It is good to see it now accepting patients. The business fits well with the hospital and it is a great use of space that we had available there. It will obviously take a few months to build the business to its full potential but once we get there, this first facility should generate $4 to $5 million of profitable revenues a year. That is quite exciting for us.

Davis: The last few months of the year are fast approaching, and it sounds like you could be leaving 2023 with annualized revenues in the $25 - $30 million range and be profitable. How do you plan to deliver continued growth in 2024 and where do you see this Company in another year from now?

Lagan: The current hospital and behavioral health business should give us a run rate of $25 to $30 million by year end as you suggest. We still have some things to fix from our more difficult days but we intend to formulate a plan before the year end to duplicate the current business model in our Jamestown property in 2024. Kevin, if we manage that and perhaps start with offering the behavioral health service and then add the critical access hospital model, it is totally possible that we leave 2024 with annualized revenues in the $50 to $60 million range. That’s the current goal and we believe that is achievable.

Davis: Folks, you’ve been listening to Seamus Lagan. He is the CEO of Rennova Health, Inc. They trade on the OTC Exchange under the ticker symbol ‘RNVA’. Seamus, before we part ways for today, what do you want to leave your shareholders with as a message from this interview?

Lagan: Kevin, I think that once again we have predicted this. We have worked hard for the last couple of years and I think we are delivering the results that we had hoped to deliver. I believe we can continue with this success and we can continue to grow this company, so I look forward to the next year or two and delivering some value for our shareholders.

Davis: Wonderful! Well we are definitely looking forward to getting updates from you in the future and can’t wait to talk to you then.

Lagan: Thank you very much, Kevin, appreciate it.